Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

As Seen On TV, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S−8 (Registration No. 333−187739) of As Seen On TV, Inc. of our report dated September 1, 2016 relating to the consolidated financial statements of As Seen On TV, Inc. which appear in this Form 10−KT. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. In addition our report includes an explanatory paragraph about our audit of the adjustments to the fiscal 2013 financial statements to retroactively reflect the effects of the reverse acquisition that occurred subsequent to the year ended December 31, 2013, and our audit of certain information in notes 16, 17 and 18, relating to the Company providing earnings per share, segment information and the income tax rate reconciliation, all required to be provided by a registrant for 2013.

/s/ Marcum LLP

Fort Lauderdale, FL

September 1, 2016